As filed with the Securities and Exchange Commission on April 29, 1998
                                            Registration No. 333-41857
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                             HERITAGE BANCORP, INC.
             (Exact Name of Registrant as Specified in its Charter)
  DELAWARE                            6035                  58-2356162
(State of Incorporation) (Primary Standard Classification   (IRS Employer
                                 Code Number)               Identification No.)

                               201 W. MAIN STREET
                          LAURENS, SOUTH CAROLINA 29360
                                 (864) 984-4581
   (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

                  HERITAGE BANCORP, INC. 1998 STOCK OPTION PLAN
                HERITAGE BANCORP, INC. MANAGEMENT RECOGNITION AND
                                DEVELOPMENT PLAN

                            (FULL TITLE OF THE PLANS)

                                                  COPIES TO:
  J. EDWARD WELLS                                 ERIC S. KRACOV, ESQ.
  PRESIDENT AND CHIEF EXECUTIVE OFFICER           MULDOON, MURPHY & FAUCETTE LLP
  HERITAGE BANCORP, INC.                          5101 WISCONSIN AVENUE, N.W.
  201 W. MAIN STREET                              WASHINGTON, D.C.  20016
  LAURENS, SOUTH CAROLINA 29360                   (202) 362-0840
  (864) 984-4581

  (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE,
              INCLUDING AREA CODE)

==========================================================================================================
                            CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
 TITLE OF CLASS OF                                                        ESTIMATED
  SECURITIES TO BE              PROPOSED AMOUNT     PROPOSED PURCHASE     AGGREGATE         AMOUNT OF
     REGISTERED                TO BE REGISTERED 1   AMOUNT PER SHARE   OFFERING PRICE 2  REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE    648,025 SHARES 3       $19.31 4          $12,513,363         $3,479
==========================================================================================================

1 TOGETHER WITH AN INDETERMINATE NUMBER OF ADDITIONAL SHARES WHICH MAY BE NECESSARY TO ADJUST THE NUMBER OF SHARES RESERVED FOR ISSUANCE PURSUANT TO THE HERITAGE BANCORP, INC. 1998 OPTION PLAN AND MANAGEMENT RECOGNITION AND DEVELOPMENT PLAN (THE "1998 PLANS") AS THE RESULT OF A STOCK SPLIT, STOCK DIVIDEND OR SIMILAR ADJUSTMENT OF THE OUTSTANDING COMMON STOCK OF HERITAGE BANCORP, INC. PURSUANT TO 17 C.F.R. SECTION 230.416(A).
2  ESTIMATED SOLELY FOR PURPOSES OF CALCULATING THE REGISTRATION FEE.
3 PURSUANT TO 17 C.F.R. SECTION 230.4457(H)(1), REPRESENTS THE TOTAL NUMBER OF SHARES SUBJECT TO OPTIONS OR RESTRICTED STOCK AWARDS UNDER THE 1998 PLANS PRIOR TO ANY ADJUSTMENT AS PERMITTED UNDER THE 1998 PLANS.
4 CALCULATED USING THE MARKET VALUE OF THE COMMON STOCK ON APRIL 26, 1999 AS DETERMINED BY THE MEAN BETWEEN THE CLOSING HIGH BID AND LOW ASKED QUOTATION ON THE NASDAQ NATIONAL MARKET (AS REPORTED IN THE WALL STREET JOURNAL) FOR 648,025 SHARES FOR WHICH OPTIONS AND STOCK AWARDS HAVE NOT YET BEEN GRANTED UNDER THE 1998 PLANS.

   THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

NUMBER OF PAGES 14
EXHIBIT INDEX BEGINS ON PAGE 6

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the 1998 Plans required by Part I of the registration statement will be sent or given to the participants in the 1998 Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Certain Documents by Reference

         The following documents filed or to be filed with the SEC are incorporated by reference in this registration statement:

         (a) Heritage Bancorp, Inc.'s (the "Company" or the "Registrant") Annual Report on Form 10-K for the fiscal year ended September 30, 1998, which includes the consolidated statements of financial condition of the Company and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, together with the related notes and the report of Deloitte & Touche LLP, independent auditors dated November 6, 1998 filed with the SEC on December 29, 1998 (File No. 1-13823).

         (b) The Form 10-Q report filed by the Registrant for the fiscal quarter ended December 31, 1998 (File No. 1-13823), filed with the SEC on February 11, 1999.

         (c) The description of Registrant's common stock contained in Registrant's Form 8-A (File No. 1-13823), as filed with the SEC, pursuant to
Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder, on January 23, 1998 and declared effective on January 23, 1998, as incorporated by reference from the Registrant's Registration Statement on Form S-1 (SEC No. 333-41857) as amended and declared effective on [January 23, 1998].

         (d) All documents filed by the Registrant pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.        DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the common stock offered hereby has been passed upon by the firm of Muldoon, Murphy & Faucette LLP, Washington, D.C. for the Registrant.

      The financial statements incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 1998 have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the General Corporation Law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists.

      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 16 and 17 of the Registrant's Certificate of Incorporation provide as follows:

ARTICLE XVI

                                 INDEMNIFICATION

      A. Persons. The Corporation shall indemnify, to the extent provided in paragraphs B, D or F:

         1.  any  person who is or was a director or officer of the Corporation;
and

         2. any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

      B.  Extent  --  Derivative  Suits.  In case of a  threatened,  pending  or
          -----------------------------
completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

      C.  Standard --  Derivative  Suits.  In case of a  threatened,  pending or
          ------------------------------
completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

         1.  such person is successful on the merits or otherwise; or

         2. such person acted in good faith in the transaction which is the subject of the suit or action, and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV) not approved by the board of directors. However, such person shall not be indemnified in respect of any claim, issue or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

      D. Extent --  Nonderivative  Suits.  In case of a  threatened,  pending or
         -------------------------------
completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

      E. Standard --  Nonderivative  Suits. In case of a  nonderivative  suit, a
         ---------------------------------
person named in paragraph A shall be indemnified only if:

         1.  such person is successful on the merits or otherwise; or

         2. such person acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV of this Certificate) not approved by the board of directors and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or
                                                              ---------------
its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

      F.  Determination  That  Standard Has Been Met. A  determination  that the
          ------------------------------------------
standard of paragraph C or E has been satisfied may be made by a court or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

         1. a majority vote of the directors of the Corporation who are not parties to the action, suit or proceeding, even though less than a quorum; or

         2.  independent   legal  counsel   (appointed  by  a  majority  of  the
disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

         3.  the stockholders of the Corporation.

      G.  Proration.  Anyone  making  a  determination  under  paragraph  F  may
          ---------
determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

      H.  Advance  Payment.  The  Corporation  may pay in advance  any  expenses
          ----------------
(including attorneys' fees) which may become subject to indemnification under paragraphs A through G if (i) the board of directors authorizes the specific payment and (ii) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that such person is not entitled to indemnification by the Corporation under paragraphs A through G.

      I. Nonexclusive.  The  indemnification and advance of expenses provided by
         ------------
paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

      J. Continuation. The indemnification provided by this Article XVI shall be
         ------------
deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to such person's heirs, executors and administrators.

      K.  Insurance.  The  Corporation  may purchase  and maintain  insurance on
          ---------
behalf of any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise, against any liability incurred by such person in any such position, or arising out of such person's status as such, whether or not the

Corporation would have power to indemnify such person against such liability under paragraphs A through H.

      L.  Savings  Clause.  If this  Article XVI or any portion  hereof shall be
          ---------------
invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE XVII

                       ELIMINATION OF DIRECTORS' LIABILITY

      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date of filing of this Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.        EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

        3.1     Certificate of Incorporation of Heritage  Bancorp,  Inc.1
        3.2     Bylaws of Heritage  Bancorp,  Inc.1
        4.1     Heritage  Bancorp, Inc. 1998 Stock Option Plan
        4.2     Heritage  Bancorp, Inc. Management  Recognition  and Development
                Plan
        5.0     Opinion of Muldoon, Murphy & Faucette LLP as to the legality  of the Common Stock registered hereby.
       23.1     Consent  of  Muldoon, Murphy & Faucette LLP  (contained  in  the opinion included as Exhibit 5)
       23.2     Consent of Deloitte & Touche LLP
       24       Powers of Attorney (contained on the signature pages).

-----------------------

      1  Incorporated   herein  by   reference   from   Exhibits  3.1  and  3.2,
         respectively, contained in the Registration Statement on Form S-1 (SEC No. 333-41857), filed with the SEC on January 23, 1998.

ITEM 9.        UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3)To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

      (4)That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

    The Registrant.

    Pursuant to the requirements of the Securities Act of 1933, as amended, Heritage Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laurens, State of South Carolina, on April
28, 1999.

                                      Heritage Bancorp, Inc.

                                      By:/s/ J. Edward Wells
                                         ---------------------------------------
                                         J. Edward Wells
                                         President and Chief Executive Officer

    KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Wells) constitutes and appoints J. Edward Wells and Mr. Wells hereby constitutes and appoints Edwin I. Shealy, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Name                            Title                           Date
    ----                            -----                           ----

/s/ J. Edward Wells           President and                     April 28, 1999
--------------------------    Chief Executive Officer
J. Edward Wells


/s/ Edwin I. Shealy           Chief Financial Officer           April 28, 1999
--------------------------    (Principal Financial and
Edwin I. Shealy               Accounting Officer)


/s/ Aaron H. King             Director                          April 28, 1999
--------------------------
Aaron H. King

/s/ J. Riley Bailer            Director                         April 28, 1999
--------------------------
J. Riley Bailer


/s/ John H. Lake               Director                         April 28, 1999
--------------------------
John H. Lake


/s/ John C. Owings, II         Director                         April 28, 1999
--------------------------
John C. Owings, II